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                                                                 EXHIBIT 21.1


SUBSIDIARIES OF BIORELIANCE CORPORATION

MA BioServices, Inc., a Delaware corporation

MAGENTA Corporation, a Delaware corporation

MAGENTA Viral Production, Inc., a Delaware corporation

Microbiological Associates, Ltd., a corporation organized under the laws of the United Kingdom

MAGENTA Services, Ltd., a corporation organized under the laws of the United Kingdom

MA Holding, GmbH, a corporation organized under the laws of the Federal Republic of Germany

BIOMEVA, GmbH, a corporation organized under the laws of the Federal Republic of Germany

MA BioTesting, GmbH, a corporation organized under the laws of the Federal Republic of Germany